BAK 深圳市比克电池有限公司
SHENZHEN BAK BATTERY CO., LTD

Date: December 20, 2006
Name: Mr. Ken Broom
Address: Maple Ridge, British Columbia, Canada

Dear Mr. Ken Broom:

It is my pleasure to extend the following offer of employment to you on behalf of China BAK Battery Inc. You will work as Executive Vice President for BAK Canada Ltd located in Great Vancouver area. The start Date is set on January 4, 2007 and job Description is attached.

我非常荣幸地代表中国 BAK 公司聘请您作为 BAK 加拿大分公司执行副总裁在大温哥华地区工作。随函附上具体工作描述。工作开始时间：2007 年 1 月 4 日。

You will be paid in bi-weekly installments of CA$9,615., which is equivalent to ~~CA$200,000~~ CA$250,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company. Total 100,000 shares of NASDAQ: CBAK Stock Options will be available to you at the price of the day of grading with standard vest requirement.

我们将在每两周给你支付薪水 9,615 加元，相当于一年的年薪是 25 万加元。这部分薪水要按照法律和公司的政策支付税款、扣缴其他费用。按照标准的兑现要求，纳斯达克期权股数总额为 10 万股。价格为发给你时按照当天进行股票价格。

The current, standard company health, life, disability and dental insurance coverage are generally supplied per company policy. Employee contribution to payment for benefit plans is determined annually. Vacation is at 5 weeks on an annual basis. Personal emergency days are generally accrued per company policy. Car Expenses will be paid on a monthly basis at $500 by BAK Canada.

福利：现行的，标准的公司健康、养老、残疾和牙医保险按照公司的政策提供。员工对于福利的支付计划每年制定。每年享受 5 星期的年假，个人紧急事件假期按照公司政策处理。每月公司付给 500 加元的汽车补贴费。

BAK agrees to indemnify and save you harmless from any claims or demands which may be made against you by E-One Moli Energy (Canada) Limited or any of it's parent companies, which are based on or related to allegations that your employment in BAK or anything which you do in connection with that employment amounts to a breach of fiduciary or other duty owed to E-One Moli, and BAK will pay any amounts which you are required to pay as damages to E-One Moli for any such duty or duties and will pay the cost of legal representation for you to defend any such claims. At your option, if legal proceedings are commenced against you, you shall have the right to retain your own solicitor to defend such action and BAK will pay your solicitor's accounts for professional services rendered as they are issued.

BAK 同意对你进行赔偿和补救使其不因 E-One Moli （加拿大）能源有限公司或其母公司的诉讼或其他要求而遭受损失，以上诉讼或要求是基于你受雇于 BAK 或其因受雇于 BAK 而做出的行为违反了其对 E-One Moli 公司所承担的信托或及其他义务而提起的。BAK 将为你支付 E-One Moli 公司基于上述原因而要求的赔偿金及你支付的辩护费用。根据你的选择，一旦提起对你的诉讼，你有权雇用本人律师为其进行辩护。BAK 将为律师提供的专业服务支付费用。

You will commit to work for BAK for at least two years. In the event that BAK terminates your .

employment without cause prior to the expiration of this period, BAK will pay you an amount equal to the amount you would have received as you had your employment continued for the balance of the two-year period. This amount will be paid to you as either a lump sum or by salary continuance, whichever you, in your sole discretion, shall elect. Any other terminations will be negotiated directly between you and BAK.

你将承诺至少为 BAK 工作两年。如果 BAK 在这段时间期满之前在没有任何理由的情况下终止对你的雇用关系。BAK 将支付剩余期限所应得的报酬作为补偿。这笔款项将一次付清或通过薪水继续支付。无论采用哪种形式，都将由你自己决定。其他形式的终止将由你与 BAK 直接协商。

If you are in agreement with the above outline, please sign below. Signatures:
如果您同意以上要点，请在下面签字。

Xiangqian Li _______________ Date: 12/20/06
(For the Company: BAK Canada)

[illegible] _______________ Date: 12/20/06
(Candidate's Name)